Exhibit 99.1

CSP Inc. Reports 19% Year-over-Year Revenue Growth for Fiscal 2023; Net Income per Common Share - Diluted Increases 161% to $1.09

Commenced Fiscal 2024 with Momentum as Recently Launched AZT PROTECT Offering Secures Initial Customer Orders and Generates Enthusiasm at Several Industry Conferences

Year End Backlog of Over $7 Million Returns to Pre-Pandemic Levels as Supply Chain Challenges Continue to Ease

LOWELL, Mass., December 12, 2023 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the fiscal fourth quarter and full year ended September 30, 2023. The Company also announced that the Board of Directors declared a quarterly dividend of $0.04 per share payable January 9, 2024, to shareholders of record on the close of business on December 22, 2023.

Fiscal Fourth Quarter and Full Year Operating Highlights and Recent Achievements

●	Net income per common share - diluted for the fourth quarter was $0.30 including other income recognized from the Employee Retention Credit (ERC), net of costs to collect of $2.1 million and stock compensation expense, a non-cash expense, of $0.3 million.
●	Full year revenue grew 19% compared to the year-ago period as the Company successfully converted the backlog to a pre-pandemic level.
●	The full year’s performance was primarily driven by the continued growth of the TS business, which increased 14% over the prior year.
●	The recently launched ARIA Zero Trust PROTECT offering, within the High-Performance Product (HPP) business, secured several orders within weeks of its launch.
●	Entered 2024 with a robust balance sheet, enabling the Company to leverage its resources to finance certain large customer orders at preferable interest rates.

“Our strong fiscal 2023 performance is due to several factors, including the sustained contribution of the TS business, the successful conversion of backlog to revenue and the ability to leverage our strong balance sheet to finance large customer orders,” commented Victor Dellovo, Chief Executive. “We achieved full year revenue growth of 19%, reported gross margin of 34% and grew Net income per common share - diluted well over 100% - all significant accomplishments that give us greater confidence to continue executing our strategy of transitioning the business to higher margin products and services.

The TS business continued to grow throughout 2023, and we expect the business to be a major contributor in fiscal 2024 as we add new clients and expand existing client relationships, including contract renewals. We also believe the HPP business is poised for growth in 2024 due to the emergence of and initial success of the newly launched AZT offering. Despite this being a crowded market, we believe AZT surpasses anything available on the market today and the team has been communicating the benefits at several high-profile industry events and conferences. These efforts are certainly having the desired results because the pipeline is growing, and the real-time feedback validates our vision because everyone we speak with acknowledges the ‘need’ for AZT.

Our goal is to aggressively pursue these revenue opportunities, and our optimism is reflected in the fact that we recently added several new salespeople, all of whom are completely ramped up and already responsible for bringing in new business. The AZT offer is a foundational shift for the HPP business, and we firmly believe it has the potential to complement the consistent growth of the TS business. In summary, I believe CSPi is positioned to achieve greater feats and success in fiscal 2024.”

Exhibit 99.1

Fiscal 2023 Full Year Results

Revenue for the full year ended September 30, 2023, was $64.6 million, a 19% increase compared to revenue of $54.4 million for the full year ended September 30, 2022. Gross profit for the twelve months ended September 30, 2023, was $21.9 million, or 34% of sales, compared to $18.8 million, or 35% of sales. The Company reported net income of $5.2 million, or $1.09 per common share - diluted for the fiscal year ended September 30, 2023, compared to net income of $1.9 million, or $0.42 per common share - diluted for the fiscal year ended September 30, 2022. During the fiscal year ended September 30, 2023, the Company recognized the ERC of $2.1 million net of costs, which did not occur in the prior year. The company also had a tax benefit of $0.5 million due to the release of the valuation allowance against the Company’s deferred tax assets. Included in net income is stock compensation expense, a non-cash expense, of $1.1 million.

The Company had cash and cash equivalents of $25.2 million as of September 30, 2023, compared to cash and cash equivalents of $24.0 million as of September 30, 2022. The cash and cash equivalents are considerably higher compared to $13.8 for the quarter ended June 30, 2023, as significant cash flow was generated through the payment of receivables including payments from financing sales provided to customers prior to fiscal year 2023.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, December 12, 2023, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/49597. Individuals may also listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011  and use the Participant Access Code: 119905  when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, we also believe our newest product launch, ARIA Zero Trust Protect, will be a growth driver for the High Performance Product (HPP) business in the coming quarters and years, we are cautiously optimistic the HPP business will be a growing contributor as the fiscal year progresses. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we move through the fiscal fourth quarter and expectation for fiscal 2024, and we believe the success, reliability and consistency of the TS business will be complemented by the HPP business, primarily as the buzz being

Exhibit 99.1

generated from the AZT Protect converts to orders, positioning us to significant expand revenue and gross margin in fiscal 2024.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2023	September 30, 2022

Assets
Current assets:
Cash and cash equivalents	$25,217	$23,982
Accounts receivable, net	20,126	22,993
Inventories	2,542	4,372
Other current assets	2,479	8,110
Total current assets	50,364	59,457
Property, equipment and improvements, net	525	647
Operating lease right-of-use assets	966	1,160
Long-term receivable	4,224	7,412
Other assets	9,825	6,386
Total assets	$65,904	$75,062

Liabilities and Shareholders’ Equity
Current liabilities	$15,659	$30,182
Pension and retirement plans	1,251	1,337
Operating lease liabilities	482	623
Notes Payable	—	449
Other non-current liabilities	2,364	3,508
Shareholders’ equity	46,148	38,963
Total liabilities and shareholders’ equity	$65,904	$75,062

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Year ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Sales:
Product	$11,006	$11,313	$47,149	$36,688
Services	4,320	5,372	17,498	17,673
Total sales	15,326	16,685	64,647	54,361

Cost of sales:
Product	8,213	8,887	35,524	28,977
Services	1,927	1,759	7,203	6,557
Total cost of sales	10,140	10,646	42,727	35,534

Gross profit	5,186	6,039	21,920	18,827

Operating expenses:
Engineering and development	705	856	3,140	3,084
Selling, general and administrative	4,787	4,822	16,910	15,783
Total operating expenses	5,492	5,678	20,050	18,867

Operating (loss) income	(306)	361	1,870	(40)

Other income (expense), net	2,733	1,076	2,865	1,979

Income before income taxes	2,427	1,437	4,735	1,939

Income tax expense (benefit)	1,019	22	(469)	50

Net income	$1,408	$1,415	$5,204	$1,889
Net income attributable to common shareholders	$1,320	$1,334	$4,884	$1,789

Net income per common share - basic	$0.30	$0.31	$1.11	$0.42
Weighted average shares outstanding – basic	4,426	4,289	4,381	4,261

Net income per common share - diluted	$0.30	$0.31	$1.09	$0.42
Weighted average shares outstanding net income - diluted	4,464	4,296	4,471	4,278